Exhibit 10.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

This Membership Interest Purchase Agreement (this “Agreement”) is dated January 31, 2018, but made effective as of January 1, 2018 (the “Effective Date”), is by and between HMA BLUE CHIP INVESTMENTS, LLC, a Delaware limited liability company (the “Seller”) and CCSC HOLDINGS, INC., a Florida corporation (the “Purchaser”). The Seller and Purchaser are sometimes referred to in this Agreement as a “Party” or, collectively, as the “Parties.”

Recitals:

WHEREAS, the Seller owns 24.05 Class B Units of membership interest (“Transferred Units”) in Crane Creek Surgical Partners, LLC, a Florida limited liability company (the “Center”), representing a 25% ownership interest in the Center;

WHEREAS, Purchaser owns 38.48 Class D Units of membership interest in the Center, representing a 40% ownership interest in the Center; and

WHEREAS, the Seller desires to sell and Purchaser desires to purchase the Transferred Units, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1       Purchase and Sale. Subject to the terms and conditions of this Agreement, at the Closing (as defined in Section 2.1 below), Seller shall sell to Purchaser, and Purchaser shall purchase from Seller, the Transferred Units, as applicable, free and clear of all charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership (collectively, “Liens”), for the consideration specified in Section 1.2 below.

1.2       Purchase Price.

(a)       The aggregate consideration for the Transferred Units shall be $400,000.00 (the “Purchase Price”). The Purchase Price shall be payable at the Closing by delivery of a certified check or wire transfer to an account designated by Seller.

ARTICLE II

CLOSING

2.1       Closing. Subject to the terms and conditions of this Agreement, the purchase and sale of the Transferred Units contemplated hereby shall take place at a closing (the “Closing”) to be held on or before January 31, 2018, or at such other time or on such other date as Seller and Purchaser may mutually agree (the day on which the Closing takes place being the “Closing Date”).By mutual agreement of the parties, the Closing may take place by conference call and electronic (i.e., email/PDF) or facsimile delivery of signature pages, with the exchange of original signatures by overnight mail. The Closing shall be effective as of the end of the day on the Closing Date.

2.2      Closing Deliveries.

(a)       At, or prior to, the Closing, Seller shall take such actions as are provided for herein and shall deliver or cause to be delivered, to Purchaser:

(i)	an executed copy of this Agreement;
(ii)	certificates, if any, evidencing the Transferred Units, free and clear of all Liens, duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required stock transfer tax stamps affixed thereto;
(iii)	a copy of the Letter Agreement executed by BCS-Management, LLC (“BCS”), whereby BCS releases Jay Rom from his non-competition restrictions solely with respect to business arrangements with the Center;
(iv)	a copy of the Termination and Assignment Agreement executed by BCS with respect to that certain Management Agreement entered into by BCS and the Center;
(v)	evidence reasonably satisfactory to the Purchaser of the resignation of each manager of the Center appointed to such position by Seller in its capacity as the Class B Member of the Center; and
(vi)	such other documents and shall take such other actions as may be provided for herein or reasonably contemplated hereby.

(b)       At, or prior to, the Closing, Purchaser shall take such actions as are provided for herein and shall deliver, or caused to be delivered, to Seller:

(i)	the Purchase Price;
(ii)	an executed copy of this Agreement; and
(iii)	such other documents and shall take such other actions as may be provided for herein or reasonably contemplated hereby.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF SELLER

By executing below, Seller represents and warrants to Purchaser as follows:

3.1       Authority to Sell. Seller has the full right, power and authority to sell and transfer to Purchaser the Transferred Units agreed to be sold by Seller hereunder, free and clear of any statutory, contractual or other limitation, and the Transferred Units are not subject to any Lien, pledge, hypothecation or any encumbrance or interest of any third party whatsoever. The sale provided for herein will vest in Purchaser all right, title and interest in and to the Transferred Units (as applicable), free and clear of any and all Liens, encumbrances, restrictions, options, agreements and conditions, except those specifically provided for herein.

3.2       Enforceability. Seller represents, with respect to this Agreement and the other agreements and instruments to which it is a party that are being delivered in connection with this Agreement, that (i) this Agreement and such other agreements each constitute legally valid and binding agreements, enforceable against Seller in accordance with their terms; and (ii) the execution and delivery by Seller of this Agreement does not, and the performance by Seller of the transactions contemplated hereby will not, violate any of the provisions of any contract or agreement to which Seller is a party or by which Seller is bound, or any order, writ, injunction, or decree applicable to Seller.

3.3       Ownership of the Transferred Units. Seller owns all of the Transferred Units and the Transferred Units represent all of Seller’s ownership of the equity, and/or any other securities (including, but not limited to, subscriptions, warrants, options, calls, commitments or other rights to purchase or acquire, or securities convertible into or exchangeable for, any capital stock of the Center, or any obligation of the Centerto issue, purchase or redeem any thereof) of the Center (as applicable), and Seller does not have the right to purchase from anyone (including Purchaser) any securities of including, without limitation, those securities contemplated by this Section 3.3.

3.4       Litigation. Except as set forth on Schedule 3.4, there is no claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity (collectively, “Actions”), to Seller’s knowledge, investigations pending or threatened against or affecting the Transferred Units, and the Transferred Units are not subject to any order, writ, injunction or decree of any court or governmental authority.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

By executing below, Purchaser represents and warrants as follows:

4.1       Organization and Authority of Purchaser. Purchaser is duly organized, validly existing and in good standing under the laws of the State of Florida. Purchaser has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Purchaser of this Agreement, the performance by Purchaser of its obligations hereunder and the consummation by Purchaser of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Purchaser. This Agreement has been duly executed and delivered by Purchaser, and (assuming due authorization, execution and delivery by Seller) this Agreement constitutes a legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with its terms.

4.2       No Conflicts; Consents. The execution, delivery and performance by Purchaser of this Agreement and the other transaction documents to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Purchaser; (b) conflict with or result in a violation or breach of any provision of any federal, state and/or local law or governmental order applicable to Purchaser; or (c) require the consent, notice or other action by any person under any agreement, contract or other instrument to which Purchaser is a party. No consent, approval, permit, governmental order, declaration or filing with, or notice to, any governmental authority is required by or with respect to Purchaser in connection with the execution and delivery of this Agreement and the other transaction documents and the consummation of the transactions contemplated hereby and thereby.

4.3       Legal Proceedings. There are no Actions pending or, to Purchaser’s knowledge, threatened against or by Purchaser or any affiliates of Purchaser that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

ARTICLE V

INDEMNIFICATION

5.1       Survival. The representations and warranties of either party shall survive the Closing Date for a period of three (3) years. The liability of any party to this Agreement for breaches of any covenant and/or agreement contained herein shall survive the Closing without limitation. Notwithstanding anything in this Agreement to the contrary, the rights and remedies contained in this Article 5 with respect to any claim, lawsuit or other proceeding (including without limitation recovery of Losses (as defined below) in respect thereof) for which written notice has been given prior to the applicable survival date will survive until such claim, lawsuit or other proceeding has been resolved. Notwithstanding anything contained herein to the contrary, to the extent that Seller shall be liable to any Purchaser Indemnified Person (as defined below) pursuant to this Article 5, Seller’s liability shall not exceed the total amount of Purchase Price actually received by Seller as of the date such claim for indemnification arose.

5.2       Indemnification by the Seller. The Seller hereby agrees to defend, indemnify and hold harmless the Purchaser, and its representative, managers, members, subsidiaries and any related persons (collectively, the “Purchaser Indemnified Persons”) and shall reimburse the Purchaser Indemnified Persons for, from and against each claim, loss, liability, cost and expense (including without limitation interest, penalties, costs of preparation and investigation, and the reasonable fees, disbursements and expenses of attorneys, accountants and other professional advisors) (collectively, “Losses”), directly or indirectly relating to, resulting from, arising out of or incidental to any untrue representation, misrepresentation, breach of warranty or non-fulfillment of any covenant, agreement or other obligation by or of the Seller contained herein, any Schedule hereto or in any certificate, document or instrument delivered to the Purchaser by the Seller pursuant hereto.

5.3       Indemnification by the Purchaser. The Purchaser hereby agrees to defend, indemnify and hold harmless the Seller, and its representative, managers, members, subsidiaries and any related persons (the “Seller Indemnified Persons”) and shall reimburse the Seller Indemnified Persons for, from and against Losses directly or indirectly relating to, resulting from, arising out of or incidental to any untrue representation, misrepresentation, breach of warranty or non-fulfillment of any covenant, agreement or other obligation by or of the Purchaser, contained herein or in any certificate, document or instrument delivered to the Seller pursuant hereto.

5.4       Procedure.

(a)       Promptly after receipt by a party entitled to indemnity under Section 5.2, or 5.3 (an “Indemnified Person”) of notice of the assertion of a claim against it, such Indemnified Person shall give notice to the other party obligated to indemnify it under such Section (an “Indemnifying Person”) of the assertion of such claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such claim is prejudiced by the Indemnified Person’s failure to give such notice.

(b)       If an Indemnified Person gives notice to the Indemnifying Person pursuant to this Article 5 of the assertion of a claim, the Indemnifying Person shall be entitled to participate in the defense of such claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a person against whom the claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such claim and provide indemnification with respect to such claim), to assume the defense of such claim with counsel satisfactory to the Indemnified Person. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 5 for any fees of other counsel or any other expenses with respect to the defense of such claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a claim, (i) such assumption will conclusively establish for purposes of this Agreement that the claims made in that claim are within the scope of and subject to indemnification, and (ii) no compromise or settlement of such claims may be effected by the Indemnifying Person without the Indemnified Person’s consent unless (A) there is no finding or admission of any violation of legal requirement or any violation of the rights of any person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an Indemnifying Person of the assertion of any claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such claim, the Indemnifying Person will be bound by any determination made in such claim or any compromise or settlement effected by the Indemnified Person.

(c)       Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a claim may adversely affect it, other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such claim, but the Indemnifying Person will not be bound by any determination of any claim so defended for the purposes of this Agreement or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

(d)       Notwithstanding the provisions of Section 5.4, each Indemnifying Person hereby consents to the nonexclusive jurisdiction of any court in which a proceeding in respect of a claim is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such proceeding or the matters alleged therein and agree that process may be served on such Indemnifying Person with respect to such a claim anywhere in the world.

ARTICLE VI

MISCELLANEOUS

6.1       Amendment. This Agreement may be amended, modified or supplemented by the parties hereto only by a written instrument duly signed by or on behalf of the party to be charged therewith.

6.2       Waiver of Compliance. Any failure of Seller, on the one hand, or Purchaser, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be expressly waived in writing by an authorized officer of Purchaser or Seller, respectively, but such waiver or failure to insist upon strict compliance with any such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

6.3       Expenses. Each of the parties hereto shall pay the fees and expenses of their respective counsel, accountants and other experts, and shall pay all other expenses incurred by it incident to the negotiation, preparation, execution and consummation of this Agreement.

6.4       Notices. Except as otherwise provided in this Agreement, any notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be (i) personally delivered, (ii) transmitted by postage pre-paid first class certified mail, (iii) transmitted pre-paid by an overnight courier for priority next day delivery, or (iv) transmitted by email transmission (with the confirmation by certified mail as described below) and shall bear the address or facsimile number or email address (as applicable) as follows:

If to Seller:                          HMA Blue Chip Invesments, LLC

11221 Roe Avenue, Suite 300

Leawood, Kansas 66211

Attn: Bo Hjorth

Email: bhjorth@nuehealth.com

With a copy to (which copy shall not constitute notice hereunder):

Foulston Siefkin, LLP

9225 Indian Creek Parkway, Suite 600

Overland Park, Kansas 66210

Attn: Scott C. Palecki, Esq.

Email: spalecki@foulston.com

or to such other person or address as Seller shall furnish to Purchaser in writing.

If to Purchaser:                    CCSC Holdings, Inc.

c/o First Choice Healthcare Solutions, Inc.

709 S. Harbor City Boulevard, Suite 250

Melbourne, Florida 32901

Attn: Christian Romandetti, President

Email: chris@romandetti.com

with a copy to (which copy shall not constitute notice):

Schnader Harrison Segal & Lewis LLP

140 Broadway, Suite 3100

New York, New York 10005

Attn: Richard G. Satin, Esq.

Email: rsatin@schnader.com

or to such other person or address as Purchaser shall furnish to Seller in writing. All notices and other communications shall be deemed to have been duly given, received and effective on (i) the date of receipt if delivered personally, (ii) 3 business days after the date of posting if transmitted by certified mail, (iii) the business day after the date of transmission if by overnight delivery, or (iv) if transmitted by email transmission, 2 business days following transmission if it is simultaneously sent by one other method of delivery.

6.5       Binding Effect; Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective affiliates, administrators, legal representatives, successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or assignable by any of the parties hereto without the prior written consent (which consent will not be unreasonably withheld or delayed) of the other party

6.6       Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction). Any legal suit, action or proceeding arising out of or based upon this Agreement, the other transaction documents or the transactions contemplated hereby or thereby shall be instituted in the United States District Courts located in the Middle District of Florida, or the stat courts of the State of Florida located in Brevard County, commercial division, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding, service of process, summons, notice or other document by mail to such party’s address set forth herein shall be effective service of process for any suit, action or other proceeding brought in any such court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

6.7       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute the same instrument. This Agreement shall be binding upon the execution and delivery by facsimile or electronic transmission by all parties to this Agreement as if the same were manually executed and delivered by such parties.

6.8       Headings. The headings of the sections of this Agreement are inserted for convenience only and shall not constitute a part or affect in any way the meaning or interpretation of this Agreement.

6.9       Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and supersedes all prior agreements, promises, letters of intent, covenants, arrangements, communications, representations or warranties, whether oral or written, by any party hereto or by any related person of any party hereto. All exhibits attached hereto, any exhibits thereto and all certificates, documents and other instruments delivered or to be delivered pursuant to the terms hereof are hereby expressly made a part of this Agreement as fully as though set forth herein, and all references herein to the terms “this Agreement”, “hereunder”, “herein”, “hereby” or “hereto” shall be deemed to refer to this Agreement and to all such writings.

6.10    Third Parties. Except as specifically set forth or referred to herein, nothing in this Agreement, express or implied, is intended or shall be construed to confer upon or give to any person, firm, partnership or corporation other than the parties hereto and their successors or permitted assigns, any rights or remedies under or by reason of this Agreement.

6.11    Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, sections or subsections contained in this Agreement shall be declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, section or sections, or subsection or subsections had not been inserted.

6.12    No Presumption. This Agreement is the product of negotiation between the parties, each of whom had an opportunity to participate and did participate in drafting this Agreement, was represented by counsel in connection therewith, or declined to seek counsel, and possessed such experience and sophistication as is required to protect his or its own interests. Accordingly, ambiguities in this Agreement, if any, shall not be construed strictly or in favor of or against any party hereto but shall be given a fair and reasonable construction.

6.13    Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SELLER:

HMA Blue Chip Investments, LLC

By:	/s/ Daniel R. Tasset
Name:	Daniel R. Tasset
Title:	Chairman

PURCHASER:

CCSC Holdings, Inc.

By:	/s/ Chris Romandetti
Name:	Chris Romandetti
Title:	Manager

[Signature page to Membership Interest Purchase Agreement]